Exhibit 99.1

Date:	July 23, 2014
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. ANNOUNCES FISCAL THIRD QUARTER,

NINE MONTH 2014 FINANCIAL RESULTS

Stroudsburg, Pennsylvania, July 23, 2014 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM: ESSA), the holding company for ESSA Bank & Trust, a $1.56 billion asset financial institution providing full service retail and commercial banking, financial and investment services, today announced results for the fiscal three and nine month periods ended June 30, 2014.

The Company reported net income of $2.6 million, or $0.24 per diluted share, for the three months ended June 30, 2014, compared with net income of $1.9 million, or $0.16 per diluted share, for the three months ended June 30, 2013.

For the nine months ended June 30, 2014, the Company reported net income of $6.1 million, or $0.56 per diluted share, compared with net income of $6.8 million, or $0.58 per diluted share, for the corresponding 2013 period. Results for the three and nine month periods ended June 30, 2014 reflect earnings contribution from Franklin Security Bancorp, acquired in April, 2014, a reduced provision for loan losses, declines in the accretion of the fair market adjustments that resulted from the Company’s acquisition of First Star Bancorp, along with lower gains from the sales of investments and loans compared to the three and nine month periods ended June 30, 2013.

The Company’s year-to-date 2014 results included $522,000 in merger-related costs. Following the close of the fiscal second quarter, the Company completed its acquisition of Franklin Security Bancorp on April 4, 2014, expanding the Company’s presence in the Wilkes-Barre and Scranton, Pennsylvania markets, adding approximately $219.5 million in total assets, $155.5 million in loans and $163.1 million in deposits.

Gary S. Olson, President and CEO, commented: “The positive contribution of the earnings-accretive Franklin acquisition was immediately evident in our net income, total assets, loan and deposit portfolios. Further, the acquisition added clients in commercial banking, and contributions from indirect automobile lending, which represents a new line of business and opportunity for ESSA.”

“As we anticipated, the acquisition did not have a negative impact the Company’s overall asset quality, demonstrated in part by a nonperforming assets to total assets ratio of 1.68% in our fiscal third quarter, compared with 1.89% at the start of our fiscal year, before the acquisition closed. We have also carefully analyzed the Company’s sensitivity to interest rate risk, and we have maintained a stable risk profile when comparing pre- and post-acquisition levels.

“We have been very pleased with the earnings and asset contributions made by our Franklin and First Star Bancorp acquisitions, which we believe have demonstrated our ability to continue transitioning to a larger and more geographically diverse organization. While acquisitions and their related expenses add a certain level of distraction to the financial statements, we feel the Company’s core earnings clearly reflect the benefits we have derived from our acquisitions.”

The Company’s pre-tax core earnings, excluding the accretion of the fair market adjustments that resulted from the Company’s acquisitions, gains on the sale of securities and loans, and the Franklin merger related expenses, were $7.3 million in the fiscal year-to-date ended June 30, 2014 compared with $5.5 million in the fiscal year-to-date ended June 30, 2013. In fiscal third quarter 2014, core earnings were $3.3 million compared with $1.7 million in fiscal third quarter 2013.

“We believe our core strategy to enhance shareholder value through organic and acquisitive growth is adding value for the Company and its shareholders,” Olson explained. “Key measures of shareholder value resulting from the Company’s operating performance have increased, which we have enhanced through stock repurchases and cash dividends. Throughout this period of significant activity and growth, we have leveraged our capital to generate earnings, while maintaining a capital position exceeding regulatory standards for a well-capitalized institution.”

The Company’s total stockholders’ equity increased to $171.3 million at June 30, 2014 compared to $166.4 million at the beginning of fiscal 2014, and the Company’s tangible book value rose to $13.40 per share at June 30, 2014, up from $12.57 a year ago. The Company’s Board of Directors authorized an increased cash dividend on common shares in the fiscal second quarter of 2014, and the Company utilized a portion of its capital to repurchase shares. During the three months ended June 30, 2014, the Company repurchased 61,900 shares at an average cost of $10.53 per share, and has repurchased 121,125 shares during the fiscal year-to-date 2014 at an average cost of $10.92 per share.

Income Statement Review

Net interest income increased $1.2 million, or 12.67%, to $11.1 million for the three months ended June 30, 2014, from $9.8 million for the comparable period in 2013, reflecting increased interest from commercial, consumer, and retained residential mortgage loans receivable and an increase in the Company’s interest rate spread to 3.02% from 2.95% compared with the prior year’s fiscal third quarter. These increases were partially offset by a decline in the Company’s average net earning assets of $8.7 million.

For the nine months of fiscal 2014, net interest income decreased 3.04% to $29.5 million from $30.5 million for the comparable period in 2013. The decline was primarily attributable to a decrease in the Company’s interest rate spread to 2.91% for the 2014 period from 3.03% for the comparable period in 2013, the previously noted decline in the accretion of fair market value adjustments, and a decrease in the Company’s average net earning assets of $7.8 million.

The net interest margin was 3.09% for the three months ended June 30, 2014 compared to a net interest margin of 3.06% for the comparable period in 2013. The net interest margin was 2.99% for the nine months ended June 30, 2014 compared to a net interest margin of 3.14% for the comparable period in 2013. The Company’s net interest rate spread was 2.79% and the net interest margin was 2.89% for the quarter ended March 31, 2014.

The Company’s provision for loan losses declined by 54.55% to $500,000 for the three months ended June 30, 2014, compared to $1.1 million for the three months ended June 30, 2013. Net loan charge-offs in fiscal third quarter 2014 were $326,000 compared with $588,000 in fiscal third quarter 2013. The provision for loan losses decreased to $2.0 million for the nine months ended June 30, 2014, compared with $3.0 million for the nine months ended June 30, 2013. Net loan chargeoffs for the year-to-date 2014 period were $1.2 million compared to chargeoffs of $2.1 million for the comparable 2013 period, a 42.86% decrease.

Noninterest income increased 16.67% to $2.1 million for the three months ended June 30, 2014, compared with the three months ended June 30, 2013, reflecting increased service fees on deposit accounts, growth in trust and investment fees, and growth in other income. For the nine months ended June 30, 2014, noninterest income declined to $5.5 million compared with $6.3 million for the nine months of 2013.

The year-over-year change reflected moderate growth in deposit account service fees and income from the Company’s trust and investment segment, a decline in gain on sale of investments, lower service fees on loan accounts, and no gain on loan sales during the nine months ended June 30, 2014, compared with a $426,000 gain on loan sales in the nine months of 2013. In fiscal 2014, the Company has primarily retained originated residential mortgage loans rather than selling them in the secondary market, to capture the benefits of generating interest income from loans approved under what management believes is high credit standards and a strong underwriting process.

Noninterest expense increased 11.54% to $9.1 million for the three months ended June 30, 2014 compared to $8.2 million for the comparable period in 2013, primarily reflecting expenses related to the April 4, 2014 merger with Franklin Security Bancorp.

Noninterest expense increased 1.14% to $24.7 million for the nine month period ended June 30, 2014 compared to $24.4 million for the comparable period in 2013. The merger with Franklin resulted in increases in merger related expenses of $522,000 and contributed to the increase in data processing expense of $271,000. Gain on foreclosed real estate decreased $382,000. These increases were partially offset by lower compensation and employee benefits of $737,000 and other expenses of $190,000. Compensation and employee benefits declined primarily due to decreases in employee incentive and pension expenses.

Balance Sheet, Asset Quality and Capital Adequacy

Total assets increased $186.9 million, or 13.62%, to $1.56 billion at June 30, 2014, compared to $1.37 billion at September 30, 2013 due primarily to the April 4, 2014 merger with Franklin.

Loans receivable, net of an $8.8 million allowance for loan losses, were $1.05 billion at June 30, 2014 compared to loans receivable, net of an $8.1 million allowance for loan losses, of $928.2 million at September 30, 2013. Residential mortgage lending declined year-over-year, reflecting continuing sluggishness in the housing market in northeastern Pennsylvania. The Company added $83.2 million of indirect auto loans and $58.7 million of commercial loans to its portfolio at June 30, 2014 compared with September 30, 2013, primarily reflecting loans added in the Franklin acquisition.

Total deposits increased $102.0 million, or 9.80%, to $1.14 billion at June 30, 2014, from $1.04 billion at September 30, 2013. During the same period, borrowings increased $72.0 million. Olson explained that in fiscal 2014, FHLB borrowings have been attractively priced compared to brokered certificates. A highlight of the deposit growth was a 33.35% increase in non-interest bearing checking accounts, primarily reflecting new accounts added as a result of the Franklin acquisition. Nonperforming assets totaled $26.2 million, or 1.68%, of total assets at June 30, 2014, compared with $26.0 million, or 1.89%, of total assets at September 30, 2013. The allowance for loan losses was $8.8 million, or 0.83%, of loans outstanding at June 30, 2014, compared to $8.1 million, or 0.86%, of loans outstanding at September 30, 2013. The loans acquired from Franklin Security Bancorp were acquired at their fair market value. No allowance was provided for these loans at June 30, 2014.

The Bank continued to demonstrate financial strength, with a tier 1 leverage ratio of 9.83%, exceeding accepted regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to total assets ratio of 9.85%.

The Company’s return on average assets and return on average equity, respectively, were 0.68% and 5.95% for the three months ended June 30, 2014 compared with 0.54% and 4.36% for the corresponding period of fiscal 2013. The Company’s return on average assets and return on average equity, respectively, were 0.58% and 4.78% for the nine months ended June 30, 2014 compared to 0.65% and 5.19% for the comparable period in fiscal 2013.

Olson concluded: “We believe the Company has demonstrated success integrating acquisitions and maximizing the benefits from growing our franchise. We have also been able to maintain a strong capital position throughout this period and have built shareholder value in the process. Difficult economic conditions in our served markets present challenges. We are looking to meet those challenges head-on by competing aggressively for lending business on all fronts, expanding our geographical footprint, and offering a wide range of what we feel are best-of-class banking capabilities to build relationships with retail customers and businesses.”

About The Company

ESSA Bancorp (NASDAQ: ESSA), headquartered in Stroudsburg, PA, is the holding company for ESSA Bank & Trust, a $1.56 billion asset institution with 27 banking offices serving markets in Northeastern Pennsylvania, including Monroe County and Lehigh and Northampton Counties in the Lehigh Valley. The Bank provides a full range of retail and commercial banking services, asset management, investment advisory, insurance and employee benefits consulting.

ESSA Bank & Trust, a wholly-owned subsidiary of ESSA Bancorp, Inc., has total assets of more than $1.55 billion and is the leading service-oriented financial institution headquartered in Stroudsburg, Pennsylvania. ESSA Bank & Trust maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 27 community offices throughout the Greater Pocono, Lehigh Valley, Scranton and Wilkes-Barre markets in Pennsylvania. In addition to being one of the region’s largest mortgage lenders, ESSA Bank & Trust offers a full range of retail, commercial financial services, and financial advisory and asset management capabilities. ESSA Bancorp, Inc. stock trades on The NASDAQ Global Select Market(SM) under the symbol “ESSA.”

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

NON-GAAP Disclosures

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	June 30, 2014	September 30, 2013
	(dollars in thousands)
ASSETS
Cash and due from banks	$18,600	$22,393
Interest-bearing deposits with other institutions	4,880	4,255

Total cash and cash equivalents	23,480	26,648
Certificates of deposit	1,767	1,767
Investment securities available for sale	375,024	315,622
Loans receivable (net of allowance for loan losses of $8,836 and $8,064)	1,050,125	928,230
Regulatory stock, at cost	12,757	9,415
Premises and equipment, net	17,121	15,747
Bank-owned life insurance	29,484	28,797
Foreclosed real estate	2,967	2,111
Intangible assets, net	2,599	2,466
Goodwill	10,259	8,817
Deferred income taxes	10,971	11,183
Other assets	22,624	21,512

TOTAL ASSETS	$1,559,178	$1,372,315

LIABILITIES
Deposits	$1,143,095	$1,041,059
Short-term borrowings	78,749	23,000
Other borrowings	145,550	129,260
Advances by borrowers for taxes and insurance	11,924	4,962
Other liabilities	8,563	7,588

TOTAL LIABILITIES	1,387,881	1,205,869

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	182,642	182,440
Unallocated common stock held by the Employee Stock Ownership Plan	(10,193)	(10,532)
Retained earnings	75,781	71,709
Treasury stock, at cost	(77,445)	(76,117)
Accumulated other comprehensive income (loss)	331	(1,235)

TOTAL STOCKHOLDERS’ EQUITY	171,297	166,446

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,559,178	$1,372,315

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

	For the Three Months Ended June 30		For the Nine Months Ended June 30
	2014	2013	2014	2013
	(dollars in thousands)
INTEREST INCOME
Loans receivable	$11,807	$11,032	$32,173	$34,310
Investment securities:
Taxable	1,632	1,370	4,682	4,558
Exempt from federal income tax	173	73	318	200
Other investment income	173	16	317	63

Total interest income	13,785	12,491	37,490	39,131

INTEREST EXPENSE
Deposits	2,015	1,757	5,909	5,576
Short-term borrowings	54	27	104	109
Other borrowings	619	858	1,951	2,994

Total interest expense	2,688	2,642	7,964	8,679

NET INTEREST INCOME	11,097	9,849	29,526	30,452
Provision for loan losses	500	1,100	2,000	2,950

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	10,597	8,749	27,526	27,502

NONINTEREST INCOME
Service fees on deposit accounts	828	797	2,342	2,315
Services charges and fees on loans	283	277	572	774
Trust and investment fees	260	230	701	641
Gain(loss) on sale of investments, net	(10)	11	226	749
Gain on sale of loans, net	—	11	—	426
Earnings on Bank-owned life insurance	234	235	687	709
Insurance commissions	205	231	625	638
Other	300	8	326	32

Total noninterest income	2,100	1,800	5,479	6,284

NONINTEREST EXPENSE
Compensation and employee benefits	4,912	4,690	13,577	14,314
Occupancy and equipment	1,051	956	3,034	2,935
Professional fees	441	549	1,348	1,453
Data processing	977	687	2,426	2,155
Advertising	243	170	463	425
Federal Deposit Insurance Corporation Premiums	266	261	730	739
Gain on foreclosed real estate	(65)	(100)	(116)	(498)
Merger related costs	176	—	522	—
Amortization of intangible assets	282	250	756	749
Other	812	691	1,987	2,177

Total noninterest expense	9,095	8,154	24,727	24,449

Income before income taxes	3,602	2,395	8,278	9,337
Income taxes	976	519	2,146	2,542

Net Income	$2,626	$1,876	$6,132	$6,795

Earnings per share:
Basic	$0.24	$0.16	$0.56	$0.58
Diluted	$0.24	$0.16	$0.56	$0.58

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2014	2013	2014	2013
	(dollars in thousands)		(dollars in thousands)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,552,943	$1,384,932	$1,423,198	$1,392,223
Total interest-earning assets	1,442,235	1,291,018	1,321,142	1,298,466
Total interest-bearing liabilities	1,290,266	1,130,375	1,173,645	1,143,141
Total stockholders’ equity	176,586	172,101	171,084	175,045

PER COMMON SHARE DATA:
Average shares outstanding - basic	10,837,591	11,409,791	10,864,361	11,764,901
Average shares outstanding - diluted	10,837,591	11,409,791	10,864,361	11,764,901
Book value shares	11,823,878	12,215,811	11,823,878	12,215,811

Net interest rate spread	3.02%	2.95%	2.91%	3.03%
Net interest margin	3.09%	3.06%	2.99%	3.14%

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES:

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2014	2013	2014	2013
	(dollars in thousands)		(dollars in thousands)
Income before income taxes	$3,602	$2,395	$8,278	$9,337
Deduct: accretion of fair market value adjustments from acquisitions	462	653	1,315	2,705
Deduct gains/add losses from sales of loans and investments	(10)	22	226	1,175
Add: Merger related costs	176	—	522	—

Pre-tax core earnings:	$3,326	$1,720	$7,259	$5,457